EXHIBIT 99

BLACK HILLS CORPORATION REPORTS RESULTS FOR 2003

RAPID CITY, SD—February 9, 2004—Black Hills Corporation (NYSE: BKH) today announced financial results for the fourth quarter and for the year 2003.

        For the three months ended December 31, 2003, net income was $7.9 million, or $0.24 per share, compared to $16.1 million, or $0.59 per share for the same period ended December 31, 2002. For the full year 2003, net income was $61.0 million, or $1.97 per share, compared to $61.2 million, or $2.26 per share for the year 2002.

        As disclosed on December 16, 2003, fourth quarter and year-end results were affected by lower than expected results from the power generation and communications business segments and low returns from the investment in short-term securities of cash proceeds from a contract termination settlement and the hydroelectric assets sale. In addition, in the fourth quarter of 2003, a $2.5 million after-tax charge, or $0.08 per share, was taken reflecting the cumulative effect of an accounting change as a result of the financial consolidation of the Wygen power plant.

        Income from continuing operations for the three months ended December 31, 2003 was $9.7 million, or $0.30 per share, compared to $14.8 million, or $0.54 per share for the same period in 2002. For the full year 2003, income from continuing operations was $57.0 million, or $1.84 per share, compared to $58.6 million, or $2.16 per share for the year 2002.

YEAR IN REVIEW

        David R. Emery, President and Chief Executive Officer of Black Hills Corporation, said, “Over the course of 2003, our Company accomplished a number of goals important to our long-term agenda. Among them were an improved capital structure, continued solid operational performance, and the strategic positioning of our asset base. Each of these factors points to a strengthened future.”

        Emery continued, “Many operational records were set in 2003. Oil and gas production increased 42 percent to a record 10.5 BCFE. At December 31, 2003, proved reserves were 156 BCFE, nearly triple our reserves of 58 BCFE at the end of 2002. Coal production increased 19 percent to 4.8 million tons. Natural gas marketing average daily volumes increased 14 percent to 1.2 million MMBtu, and oil marketing average daily volumes increased 3 percent to 58,700 barrels. Retail operations experienced steady customer growth, attaining a 2 percent increase in electric customers and a 9 percent increase in broadband communications customers.

        “Major events in 2003 also included the completion of existing construction projects, an acquisition and several financial transactions,” said Emery. “Two power plants were placed into service in early 2003. An AC-DC transmission tie became operational in October, providing our utility with an additional 70 megawatts of transmission capability. The acquisition of Mallon Resources last March significantly expanded our oil and gas operations. Our capital structure and liquidity were fortified by common stock and debt offerings, the completion of a multi-year revolving credit facility, and substantial cash proceeds from asset and contract dispositions.”

        Emery concluded, “Going forward, we expect to make further progress, as we obtain regulatory approvals for the long-term contract on Las Vegas Cogeneration II and the acquisition of Cheyenne Light, Fuel & Power, improve our communications business, and convert cash proceeds into debt reduction or capital redeployment.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2003		2002	2003		2002

Revenues:
Integrated Energy (a)	$207,573		$205,165	$1,039,347	(b)	$713,628
Electric Utility	41,760		41,400	170,942		162,186
Communications	9,168		8,522	39,763		32,677

	$258,501		$255,087	$1,250,052		$908,491

Net income (loss) available
for common stock:
Continuing operations -
Integrated Energy	$10,284		$10,980	$46,357		$38,617
Electric Utility	5,895		7,297	24,087		30,203
Communications	(2,606)		(1,532)	(5,880)		(7,260)
Corporate	(3,847)		(1,900)	(7,569)		(2,981)

	9,726		14,845	56,995		58,579
Discontinued operations (c)	729		1,285	9,422		1,977
Change in accounting principle	(2,515	)(d)	--	(5,195	)(e)	896 (f)

	7,940		16,130	61,222		61,452
Less: preferred stock dividends	(86)		(56)	(258)		(223)

	$7,854		$16,074	$60,964		$61,229

Weighted average common shares
outstanding:
Basic -	32,198		26,876	30,496		26,803
Diluted -	32,759		27,240	31,015		27,167

Earnings per share:
Basic -
From continuing operations	$0.30		$0.55	$1.86		$2.18
Total	$0.24		$0.60	$2.00		$2.28
Diluted -
From continuing operations	$0.30		$0.54	$1.84		$2.16
Total	$0.24		$0.59	$1.97		$2.26

(a)

All periods presented reflect a net presentation of revenues at our gas marketing subsidiary and a gross presentation of revenues at our crude oil marketing subsidiary, in accordance with EITF Issue No. 02-3 and EITF Issue No. 99-19.

(b)	Includes $114.0 million related to a contract termination payment received.
(c)	Reflects the after-tax results of operations and related gains and losses at the Company's discontinued New York hydroelectric power plants, Pepperell power plant, and coal marketing operations.
(d)	Reflects the consolidation of Wygen Funding, LLC, a variable interest entity, required by the adoption of FIN 46 on December 31, 2003.
(e)	Reflects the adoption of FIN 46, EITF Issue No. 02-3 and SFAS No. 143.
(f)	Reflects the write-off of negative goodwill upon adoption of SFAS No. 142.

BUSINESS UNIT PERFORMANCE SUMMARY

Integrated Energy

        Quarterly results. Income from continuing operations from the Integrated Energy business group for the three-month period ended December 31, 2003 was $10.3 million, compared to $11.0 million in 2002. Income from continuing operations from the power generation segment was $2.8 million in 2003, compared to $2.1 million in 2002. Results for 2003 include a non-recurring benefit of $1.5 million after tax, related to a legal settlement at our Las Vegas Cogeneration II plant. After consideration of the non-recurring benefit, 2003 income from continuing operations from the power generation segment decreased $0.8 million compared to 2002. The decrease was primarily attributable to losses at the Las Vegas plants, due to the prevailing regional power market limiting the economic dispatch of the Las Vegas Cogeneration II plant and high gas prices paid to run our contracted Las Vegas Cogeneration I plant, which were partially offset by earnings from the Wygen plant that came online during 2003, and lower interest expense due to the repayment of debt. Income from continuing operations at the energy marketing segment was $2.6 million in 2003 compared to $5.7 million in 2002. Results decreased primarily due to margins received from gas marketing decreasing 43 percent, partially offset by a 15 percent increase in natural gas volumes marketed. Income from continuing operations from oil and gas operations decreased in 2003 to $1.2 million compared to $1.6 million in 2002. The decrease in oil and gas results is primarily due to higher depletion, operating and tax costs partially offset by a 57 percent increase in volumes sold and higher prices received. Coal mining income from continuing operations increased to $3.7 million in 2003 compared to $1.6 million in 2002, primarily due to higher revenues from a 14 percent increase in tons sold as well as lower mine operating and tax costs and decreased interest expense.

         Annual results. Income from continuing operations from the Integrated Energy group for the year ended December 31, 2003 was $46.4 million, compared to $38.6 million in 2002. Results for 2003 include the impact of several non-recurring items that had a net effect of decreasing 2003 results by approximately $1.2 million after-tax. These items include:

•	a $3.0 million after-tax charge in our energy marketing segment for a settlement with the Commodity Futures Trading Commission (CFTC);
•	a net after-tax charge of $1.9 million in our power generation segment for the impact of a $114.0 million contract termination payment received at the Las Vegas II plant, offset by the related $117.2 million impairment charge taken on that plant;
•	a $1.8 million after-tax benefit for unrealized gains on plant investments accounted for on a fair value method of accounting at our equity-method power funds;
•	a $1.5 million after-tax benefit from a legal settlement at our Las Vegas Cogeneration II plant; and
•	a $0.4 million after-tax benefit from an Enron bankruptcy settlement.

In addition, 2002 results were affected by a non-recurring $1.9 million after-tax benefit for the collection of previously reserved for amounts at our power generation segment.

         Power generation segment income from continuing operations increased to $22.4 million in 2003 from $12.5 million in 2002, primarily due to earnings from 314 megawatts of additional capacity that came online early in 2003, partially offset by increased related operating, interest and depreciation costs and fourth quarter losses at the 224 megawatt Las Vegas II plant as the prevailing regional power market limited the economic dispatch subsequent to the termination of the plant's long-term contract. Income from continuing operations from our energy marketing businesses decreased to $6.7 million in 2003, compared to $12.7 million in 2002 primarily due to the CFTC settlement and a 10 percent decrease in natural gas margins received, partially offset by a 14 percent increase in natural gas volumes marketed and increased earnings from oil pipelines. Coal mining income from continuing operations in 2003 increased to $8.8 million compared to $8.6 million in 2002, due to a 19 percent increase in tons sold, which was partially offset by higher general and administrative and direct mining costs related to the increased production volumes. Oil and gas income from continuing operations increased to $8.4 million in 2003 compared to $4.8 million in 2002. Results improved due to a 42 percent increase in volumes sold, primarily related to the March 2003 acquisition of Mallon Resources, and higher prices received during 2003, partially offset by higher depletion and operating costs.

         The following tables contain certain Integrated Energy operating statistics:

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Coal mining:
Tons of coal sold	1,250,000	1,096,900	4,812,300	4,052,400
Oil and gas production:
Mcf equivalent sales	2,808,200	1,790,500	10,513,200	7,397,800
Energy marketing
average daily volumes:
Natural gas-MMBtus	1,420,300	1,233,600	1,241,900	1,088,200
Crude oil-barrels	55,000	67,600	58,700	57,200

	December 31,
	2003	2002
Oil and gas reserves:
Bcf equivalent reserves (a)	156.4	57.	8
IPP Nameplate Net Capacity:
In service-MW (b)	1,002	950
Under construction-MW	--	90

(a)

Reserves at December 31, 2003 include the March 10, 2003 acquisition of Mallon Resources Corporation. Reserves reflect an oil price of $32.52 per barrel and a natural gas price of $6.15 per Mcf as of December 31, 2003 and $31.20 per barrel and $4.60 per Mcf as of December 31, 2002.

(b)	Capacity in service includes 40 MW (Pepperell) and 82 MW (Pepperell and hydroelectric) in 2003 and 2002, respectively, which are currently reported as “Discontinued operations.”

Electric Utility

        Quarterly results. Net income from the Electric Utility business group for the three months ended December 31, 2003 was $5.9 million, compared to $7.3 million in 2002. Decreased earnings in 2003 were primarily related to the following pre-tax items: a $1.1 million increase in certain operations and maintenance costs, including pension expense, and a $0.8 million increase in fuel and purchased power costs. In addition, a 4 percent decrease in off-system sales revenue was partially offset by a 4 percent and 5 percent increase in firm residential and commercial electricity sales, respectively.

         Annual results. Net income was $24.1 million in 2003 compared to $30.2 million in 2002. The decrease in 2003 was primarily due to the following pre-tax items: a $10.1 million increase in fuel and purchased power costs, a $3.7 million increase in certain operations and maintenance costs including pension expense, a $2.5 million increase in interest costs, and a $1.5 million increase in depreciation expense. These cost increases were partially offset by an 18 percent increase in off-system sales revenue and a 2 percent and 3 percent increase in firm residential and commercial electricity sales, respectively. Firm industrial sales decreased 4 percent primarily related to the closing of the Homestake Mine.

        The following table provides certain electric utility operating statistics:

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Firm (system) sales-MWh	496,700	479,000	1,994,800	1,966,000
Off-system sales-MWh	246,200	291,000	930,700	979,700

Communications

         Quarterly results. The Communications business group reported a net loss of $2.6 million for the three month period ended December 31, 2003, compared to a net loss of $1.5 million in 2002. The increased loss is primarily due to a $0.8 million pre-tax increase in depreciation expense and a $0.5 million pre-tax charge related to business development costs and obsolete inventory. In addition, revenue increases from a larger customer base in 2003 were offset by $0.5 million in sales incentive costs related to a current marketing campaign responding to recent competitive pressures.

        Annual results. The Communications business group reported a net loss of $5.9 million in 2003 compared to a $7.3 million net loss in 2002. The improved performance is due to increased revenues from a larger customer base and a successful directory publication, partially offset by $0.5 million in sales incentive costs related to a current marketing campaign responding to recent competitive pressures. Revenue increases were partially offset by a $2.0 million increase in cost of sales and a $1.8 million increase in depreciation expense. In addition, 2002 results included a $0.6 million after-tax benefit from the collection of previously reserved amounts.

        The following table provides certain communications operating statistics:

	December 31, 2003	September 30 2003	June 30, 2003	March 31, 2003		December 31, 2002

Residential customers	23,878	23,916	23,392	22,744		21,698
Business customers	3,012	2,841	2,778	2,657	(a)	3,061
Business access lines	12,023	11,518	11,271	10,342		9,094

(a)	In 2003, reported business customers were adjusted for the consolidation of multiple-location business customers, business orders, and temporary business access lines.

Corporate

         Quarterly results. Corporate costs for the three-month period ended December 31, 2003 increased $1.9 million after tax, compared to the same period in 2002. This increase is primarily due to a $2.7 million net increase in interest expense and increased health care costs and corporate tax expense. Net interest costs increased due to the low returns on short-term investments compared to interest costs from the $250 million debt issuance in May 2003.

        Annual results. Corporate costs for the year ended December 31, 2003 increased $4.6 million after tax, compared to 2002. The increase is primarily due to a $3.9 million net increase in interest expense and increased health care costs and corporate tax expense. Net interest costs increased due to the low returns on short-term investments compared to interest costs from the $250 million debt issuance in May 2003.

EARNINGS CONFERENCE CALL

        The Company will conduct a conference call on Tuesday, February 10, 2004 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 273-9891. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through February 17, 2004 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 720325.

ACCESS TO COMPANY INFORMATION

        Public information is available for review on our Internet web site, www.blackhillscorp.com.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, the integrated energy unit, generates electricity, produces natural gas, oil and coal, and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet, and cable entertainment services.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) the timing and extent of changes in commodity prices for electricity, natural gas, oil and coal; (2) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (3) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) market demand, including structural market changes; (8) unanticipated changes in operating expenses or capital expenditures; (9) capital market conditions; (10) legal and administrative proceedings that influence Black Hills’ business and profitability; (11) the effects on Black Hills’ business of terrorist actions or responses to such actions; (12) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (13) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (14) other factors discussed from time to time in Black Hills’ filings with the SEC. Black Hills Corporation assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.